UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 10, 2023

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 West Fifth Street; Tulsa, OK
 (Address of principal executive offices)

74103

(Zip Code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value of $0.01	OKE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 10, 2023, ONEOK, Inc. (“ONEOK”), ONEOK Partners, L.P. (“ONEOK Partners”) and ONEOK Partners Intermediate Limited Partnership (“ONEOK Partners Intermediate” and, together with ONEOK Partners, the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (the “Underwriters”), with respect to the issuance and sale (the “Offering”) by ONEOK of $750 million aggregate principal amount of its 5.550% notes due 2026 (the “2026 Notes”), $750 million aggregate principal amount of its 5.650% notes due 2028 (the “2028 Notes”), $500 million aggregate principal amount of its 5.800% notes due 2030 (the “2030 Notes”), $1.50 billion aggregate principal amount of its 6.050% notes due 2033 (the “2033 Notes”), and $1.75 billion aggregate principal amount of its 6.625% notes due 2053 (the “2053 Notes” and together with the 2026 Notes, the 2028 Notes, the 2030 Notes and the 2033 Notes, the “Notes”) and such Notes guaranteed by the Guarantors.

The Offering is expected to close on August 24, 2023. As described in the prospectus supplement, dated August 10, 2023 and filed with the Securities and Exchange Commission on August 11, 2023 (the “Prospectus”), ONEOK intends to use the net proceeds from the Offering to fund the cash consideration relating to its previously announced acquisition of Magellan Midstream Partners, L.P. (the “merger”) and other merger related costs.

The Underwriting Agreement contains customary representations, warranties and agreements by ONEOK and the Guarantors, and customary conditions to closing, indemnification obligations of each of ONEOK and the Guarantors, on the one hand, and the Underwriters, on the other hand, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), obligations of the parties and termination provisions.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Affiliations

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for ONEOK or its subsidiaries for which they will receive customary fees. Affiliates of certain of the Underwriters are also agents and/or lenders under ONEOK’s credit facilities and dealers under ONEOK’s commercial paper program.

The Trustee and certain of its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial and investment banking services for ONEOK or the Guarantors for which they received or will receive customary fees and expenses. The Trustee is a lender under ONEOK’s credit facility.

Item 7.01 Regulation FD Disclosure.

ONEOK issued a news release on August 10, 2023, attached hereto as Exhibit 99.1, announcing the pricing of the Notes. This information is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statement under the Securities Act.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated August 10, 2023, among ONEOK, Inc., ONEOK Partners, L.P., ONEOK Partners Intermediate Limited Partnership and Goldman Sachs & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein.
99.1	News release of ONEOK, Inc. announcing the pricing of the Notes.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEOK, Inc.

Date: August 11, 2023	By:	/s/ Walter S. Hulse III
	Name:	Walter S. Hulse III
	Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

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